March 20, 2009
VOTE THE WHITE PROXY CARD NOW!
Fellow Shareholders:
Now more than ever, your vote by proxy or in person at our May 6, 2009 Annual Meeting of Shareholders is very important. You have likely received proxy materials from Tennenbaum Capital Partners, LLC (“Tennenbaum”). Tennenbaum is a hedge fund that has launched a disruptive and self-serving proxy contest. It is asking you to replace three highly qualified, independent Online Resources Board members with nominees it has hand-picked to support its agenda. In its communications to you, Tennenbaum has stated its belief that “Online Resources must work proactively towards one or more consolidating transactions.” If elected, Tennenbaum says its nominees will work to “continuously explore strategic alternatives available to the Company.” Said simply, Tennenbaum is looking for a quick sale of Online Resources.
You should understand that the vast majority of Tennenbaum’s value in Online Resources is not in common stock. It is in a preferred security that is entitled to full repayment with a guaranteed return above and beyond their accrued 8% dividends if Online Resources is sold. This means that if Tennenbaum can engineer a near-term sale of Online Resources, it will make a significant profit on its total investment at your expense.
WE URGE YOU NOT TO SUPPORT TENNENBAUM’S AGENDA
By voting the enclosed WHITE card you can say NO to Tennenbaum’s efforts to benefit itself at the expense of other common shareholders. Voting the WHITE card to re-elect Michael Heath, Heidi Roizen and Janey Place to our Board of Directors gives you the opportunity to support our strategy, which aims to achieve a greater return for common shareholders.
We urge you not to sign any blue card sent to you by Tennenbaum. If you have already voted Tennenbaum’s blue card, you can still vote in favor of the Company’s strategy by signing, dating and mailing the enclosed WHITE card. Only your latest dated vote will be counted.
TENNENBAUM’S INTERESTS ARE VERY DIFFERENT FROM OTHER COMMON SHAREHOLDERS
Tennenbaum holds 9.7% of our outstanding common stock. However, this common stock ownership now represents less than 10% of Tennenbaum’s total value in Online Resources. At our current stock price, over 90% of Tennenbaum’s value comes from a dividend-bearing preferred security that is entitled to full repayment, an 8% annual dividend and an additional 15% guaranteed return.
Since Tennenbaum gets a relatively small increase in the value of its investment as the value of the Company increases, it has little incentive to see us continue executing our plans to deliver value to all shareholders.

(in millions, except for percents)	Current	If Total Value Increases:
	Value	15%	30%	45%	60%

Total Value of Online Resources	$262	$302	$341	$380	$420
Equity Value of Online Resources	$210	$250	$289	$329	$367

Equity Value Owned by Tennenbaum Preferred Security	$103	$103	$103	$103	$103
Equity Value Owned by Tennenbaum Common Security	$11	$14	$18	$22	$25

Equity Value Owned by Other Common Shareholders	$96	$133	$168	$204	$239

Increase in Total Tennenbaum Value from Current		2.3%	5.7%	9.0%	12.2%
Increase in Other Common Value from Current		38.2%	75.3%	112.9%	148.6%

With the composition of its investment weighted heavily towards guaranteed returns, we believe that Tennenbaum is more interested in near-term liquidity than in increasing the value of Online Resources. Without a sale of Online Resources, Tennenbaum cannot liquidate its preferred security until 2013.
Electing a director or directors whose expressed interests are in pursuing a near-term sale of Online Resources is certainly in the best interests of Tennenbaum, but it is NOT in the best interests of ALL common shareholders.

ONLINE RESOURCES IS EXECUTING ON ITS PLAN TO DELIVER SHAREHOLDER VALUE
Beginning in 2004, we adopted a strategy which subsequently transformed our Company. Through a series of strategic acquisitions, we diversified our client base, developed new service offerings and created our proprietary payments network that connects banks and billers for efficient payment delivery.
As shown in the above charts, the Company’s revenue has grown significantly. In fact, 2008 marked our 10th consecutive year of double digit revenue growth.
Though earnings growth flattened in 2008, this was due primarily to lower interest earned on payments float brought about by a sharp decline in interest rates – not because of poor operating execution as Tennenbaum would have you believe.
Perhaps more telling than our own period-to-period performance measures are the comparisons to our financial technology industry peers.
In a peer group of approximately 50 companies compiled and published by Financial Technology Partners (FTP), an investment banking firm focused on our sector, Online Resources was one of only two companies that performed in the top quartile in revenue and earnings growth for at least three out of the last five years.
The FTP survey also indicates that equity analysts expect that Online Resources will perform in the top quartile of our peer group in earnings per share growth in 2009 and for the upcoming five years.
We continue to strive for increased future shareholder value. In early 2007, after our acquisition of Princeton eCom, we presented our shareholders with the five-year strategic growth plan shown below. The plan called for us to deploy our capabilities across expanded markets, leverage greater scale, and create products to take advantage of our new ability to connect banks and billers.

We believe our plan is fundamentally working, despite some unfavorable surprises over the past couple of years.
▪	We are positioned to achieve approximately 12% billpay adoption rate by year end, as originally targeted.

▪	We doubled our biller service provider (BSP) revenue in the past 30 months, from both strong new sales and growth in existing clients.

▪	We introduced 6 new products, including our expedited payments service now available in over 400 banks, and our web-based collections service now being launched in 6 of the top 11 largest US card issuers.

▪	We achieved substantial cost synergies, including a significant increase in bank electronic payments processed at little or no cost through our proprietary payments network.
Even with this significant progress, our five-year plan is only partially complete. While most acquisition, integration and new product development costs are behind us, most revenue synergy opportunities still lie ahead. We expect that future increases in transaction volume and recurring user fees should be leveraged over a relatively fixed cost base to yield expanded margins and profits.
Our performance and independent analyst estimates strongly indicate our continued ability to grow earnings and shareholder value. Tennenbaum, however, seems more interested in near-term liquidity than in building that value.
OUR INDEPENDENT ELECTED BOARD IS THE BEST ADVOCATE OF ALL SHAREHOLDERS’ INTERESTS
Online Resources has an independent and well-balanced Board. Our directors bring a wide range of operational, technical, financial and industry expertise. Our Board is highly independent, as 9 of our 10 directors are not members of management. Each Committee of the Board is made up entirely of independent directors.
Our nominees all have strong track records in creating value for shareholders and evaluating strategic alternatives for similar technology services businesses. They have all proven to be invaluable assets to Online Resources. Furthermore, last July Tennenbaum expressly supported the additions of Janey Place and Heidi Roizen to the 2009 Class of Directors, because it agreed that they were highly qualified and would ensure that the Board maintained a fresh perspective on the Company and its strategy. We are pleased to present the credentials of our nominees:
▪	Michael Heath has served as a Director of Online Resources since March 1989. Mr. Heath has over 30 years experience in the financial services and publishing industries. He served as President of MediaNews, owner of the Denver Post and Houston Post, and as President of The Record, a large New Jersey-based regional newspaper and broadcast company. Mr. Heath also held several senior management positions with Chemical Bank (now JP Morgan). He also served as chief operating officer of Online Resources in its scale-up years from 1995 to 1997, where he developed an intimate knowledge of our operations.

▪	Janey Place joined as a Director of Online Resources in July 2008. A highly respected industry veteran, Dr. Place has served for fourteen years in executive management positions with Bank of America, Mellon Financial Services and Wells Fargo. Her responsibilities included payments, technology strategy and web services. Place also served as President of the Financial Services Technology Consortium, a leading banking technology industry group. She is currently CEO of Digital Thinking, a strategic banking consulting firm, and serves on the board for several technology companies. Dr. Place was recently named one of the top financial service innovators in the last two decades by Bank Technology News.

▪	Heidi Roizen joined as a Director of Online Resources in July 2008. A widely recognized Silicon Valley technology executive and venture capitalist, Ms. Roizen was co-founder and CEO of T/Maker, a software provider acquired by Deluxe Corporation in the mid-1990s. She later worked with Apple, as vice president of worldwide developer relations, and as a Managing Director with Mobius Venture Capital. Ms. Roizen is very active in technology industry affairs, having served as President of the Software Publishers Association and on the Board of Directors of the National Venture Capital Association. Ms. Roizen’s most recent venture is a consumer products company marketing motivational music, apparel, and other products.
Our elected Board is committed to good governance practices as evidenced by the fact the Company’s current Corporate Governance Quotient (CGQ®), as determined by RiskMetrics Group, is better than 92% of Russell 3000 companies and 91% of Software and Services firms. As Tennenbaum already has an appointed designee to our Board, the corporate governance and strategic direction questions it raised were formally discussed at numerous meetings. Despite what Tennenbaum tells you, the Board gave serious consideration to their recommendations. However, it concluded that changes were unnecessary and could even be detrimental to common shareholders.
You should also know that both prior and subsequent to nominating our Directors for re-election, we attempted to interview Tennenbaum’s nominees for our Board. We wanted to understand how they might provide the corporate strategy and operations guidance that Tennenbaum claims they can provide. Tennenbaum instead hampered our attempts to conduct interviews, and likewise, the individual nominees did not respond to our requests. As such, we will not comment on the nominees’ suitability for our Board at this time. This lack of response by Tennenbaum and the nominees alone, however, should raise questions as to their independence of Tennenbaum and their ability to represent all shareholders.
With 9.7% common ownership and one Tennenbaum representative on our ten-person Board, we believe Tennenbaum already has adequate, proportional representation for its common shares.
Since its interests as a preferred security holder are starkly in conflict with yours, we urge you to avoid giving Tennenbaum disproportionate representation over you and other common shareholders by electing any of its nominees.
VOTE FOR THE ONLINE RESOURCES DIRECTORS ON THE WHITE CARD
Our Board nominees have been proposed for their continuing ability to independently act in the best interests of all shareholders, not to support the agenda of a single security holder.
▪	Tennenbaum’s interests are very different from yours. It has large incentives to quickly sell the Company, and will take a disproportionate amount of the Company’s value from you if it is allowed to do so.

▪	We are a consistent high performer, and only halfway through a transforming five-year plan. While we continuously look at alternatives for achieving shareholder value, we believe cutting this plan short will rob you of a significantly better opportunity for return.

▪	Our independent elected Board members are the best advocates of ALL shareholder interests, and our strong, experienced nominees bring balance and diverse views to our Board.
On behalf of our elected independent directors, Michael Heath joins me in asking for your support. Thank you and please take a moment to vote your WHITE card now.

Sincerely,
/s/ Matthew P. Lawlor	/s/ Michael H. Heath
Chairman & Chief Executive Officer	Lead Independent Director
Online Resources Corporation	Online Resources Corporation

IMPORTANT!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE card.

•	Please vote each WHITE card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any blue card sent to you by Tennenbaum.

•	Even if you have sent a blue card to Tennenbaum, you have every right to change your vote. You may revoke that proxy, and vote as recommended by our Board by signing, dating and mailing the enclosed WHITE card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE card in the postage-paid envelope provided today.

•	If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed WHITE card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
If you have any questions on how to vote your shares,
please call our proxy solicitor:
MORROW & CO., LLC AT (800) 607-0088

RECONCILATION OF CORE NET INCOME

	Actual	Actual	Actual	Actual	Actual	Forecast
	2004	2005	2006	2007	2008	2009

Net Income (Loss) Available to Common Stockholders	$0.20	$0.88	$(0.16)	$0.09	$(0.24)	$(0.17)
Loss on Extinguishment of Debt	—	—	—	0.19	—	—
Preferred Stock Accretion Related to Redemption Premium	—	—	0.03	0.05	0.05	0.05
Change in Fair Value of Derivatives and Mark to Market Investment	—	—	—	(0.05)	(0.04)	—
Equity Compensation Expense	—	—	0.10	0.11	0.15	0.22
Tax Allowance Benefit	—	(0.53)	—	(0.47)	(0.01)	—
Amortization of Intangible Assets	—	0.02	0.19	0.32	0.33	0.25
Other, Including Impact of Treasury Method and Rounding	—	(0.01)	—	0.01	—	—

Core Net Income	$0.20	$0.36	$0.16	$0.25	$0.24	$0.35

Impact of Change in Interest Rates	$—	$—	$—	$—	$3.4	$6.5
Per Share	$—	$—	$—	$—	$0.12	$0.21

Core Net Income without Change in Interest Rates	$0.20	$0.36	$0.16	$0.25	$0.36	$0.56
YOY Growth					42%	57%
INFORMATION REGARDING FORWARD LOOKING STATEMENTS
This letter contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this letter that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.